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                                                                   Exhibit 23(i)


October 8, 1997

Board of Directors
General Motors Corporation
767 Fifth Avenue
New York, NY 10053

Re: Registration Statement filed October 8, 1997 of General Motors Corporation relating to Class H Common Stock, par value $0.10 per share, being registered in connection with the recapitalization of Class H Common Stock

Ladies and Gentlemen:

Reference is made to our opinion letter dated January 16, 1997 with respect to the fairness to (i) HE Holdings, Inc., a Delaware corporation ("Hughes"), (ii) Hughes Electronics Corporation, a Delaware corporation ("HEC"), and the holder of the outstanding shares of Common Stock, par value $0.01 per share, of Hughes,
(iii) General Motors Corporation, a Delaware corporation and the parent of HEC ("GM"), (iv) the holders of GM's Common Stock, par value $1-2/3 per share, and
(v) the holders of GM's Class H Common Stock, par value $0.10 per share, of the Aggregate Consideration (as defined in such opinion) as contemplated by the Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company, a Delaware corporation, and Hughes.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of General Motors Corporation (the "Company") in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in
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accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration
Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Introduction--Raytheon Merger Fairness Opinion: Goldman Sachs" and "Description of the Raytheon Merger--Raytheon Merger Fairness
Opinion: Goldman Sachs" and to the inclusion of the foregoing opinion in the Solicitation Statement included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)